AT&T Reports Strong Third-Quarter Financial Performance

Differentiated investment-led strategy continues to drive customer growth and advance AT&T’s converged connectivity leadership

DALLAS, October 22, 2025 — AT&T Inc. (NYSE: T) reported strong third-quarter results that demonstrate continued customer demand for its nation-leading wireless and fiber offerings and position the Company to deliver on its full-year consolidated financial outlook.

“We have the key building blocks in place to give our customers the best connectivity experience in the industry and we’re winning the race to lead in convergence,” said John Stankey, AT&T Chairman and CEO. “We continue to add highly-profitable customers that are choosing AT&T for all their connectivity needs on the country’s fastest and largest wireless and fiber networks. It’s clear our differentiated investment-led strategy is working, and we remain on track to achieve all of our 2025 consolidated financial guidance.”

Third-Quarter Consolidated Results
•Revenues of $30.7 billion
•Diluted EPS of $1.29, which reflects a gain recognized on the sale of the DIRECTV investment, compared to $(0.03) a year ago, which included a non-cash charge
•Adjusted EPS* of $0.54, consistent with the year-ago quarter
•Operating income of $6.1 billion; adjusted operating income* of $6.6 billion
•Net income of $9.7 billion; adjusted EBITDA* of $11.9 billion
•Cash from operating activities of $10.2 billion, consistent with the year-ago quarter
•Capital expenditures of $4.9 billion; capital investment* of $5.3 billion
•Free cash flow* of $4.9 billion versus $4.6 billion a year ago

Third-Quarter Highlights
•Strong convergence strategy execution with over 41%1 of AT&T Fiber households also choosing AT&T Mobility
•405,000 postpaid phone net adds with postpaid phone churn of 0.92%
•Mobility service revenues of $16.9 billion, up 2.3% year over year
•288,000 AT&T Fiber net adds and 270,000 AT&T Internet Air net adds
•Consumer fiber broadband revenues of $2.2 billion, up 16.8% year over year
•Repurchased $1.5 billion in common shares; more than $2.4 billion repurchased through the third quarter under the 2024 authorization
•Closed the sale of remaining 70% stake in DIRECTV
•Announced purchase of low-band and mid-band spectrum from EchoStar for approximately $23 billion - covering virtually every market across the U.S.

Fastest Wireless: RootMetrics® United States RootScore® Report: 1H 2025. Fastest Internet, AT&T Fiber: based on analysis by Ookla® of Speedtest Intelligence® data, 1H 2025. Limited availability. Largest Wireless: Coverage not available everywhere. Based on 3rd party data.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Announced Transaction Highlights
The following includes a summary of recently announced transactions and expected financial impacts.

Acquisition of fiber assets from Lumen:
•Announced on May 21, 2025, an agreement to acquire substantially all of Lumen’s Mass Markets fiber internet connectivity business for $5.75 billion in cash, subject to purchase price adjustments.
•The transaction is now expected to close in early 2026, subject to certain regulatory and other customary closing conditions.
•AT&T will hold the acquired fiber network assets, including certain fiber network deployment capabilities, in a new, fully owned subsidiary (“NetworkCo”).
•After closing, the Company plans to sell partial ownership of NetworkCo to an equity partner that will co-invest in the ongoing business. AT&T expects to identify an equity partner and close a transaction within approximately 6-12 months of closing the Lumen transaction.
•In the 12-24 months following close, the impact of the transaction is expected to be immaterial to adjusted EBITDA*, adjusted EPS* and free cash flow*, and accretive over the long-term.

Acquisition of wireless spectrum licenses from EchoStar:
•Announced on August 26, 2025, the acquisition of approximately 30 MHz of nationwide 3.45 GHz mid-band spectrum and approximately 20 MHz of nationwide 600 MHz low-band spectrum for approximately $23 billion in cash, subject to certain adjustments.
•The transaction is expected to close in the first half of 2026, subject to certain closing conditions, including regulatory approvals.
•AT&T intends to finance the transaction with cash on hand and incremental borrowings.
•Following close, AT&T expects its net debt-to-adjusted EBITDA ratio* to increase to the 3.0x range and return to a level consistent with its leverage target in the 2.5x range within approximately three years.
•The Company does not expect a material impact to adjusted EPS* and free cash flow* during the first 24 months following close, with accretion to both metrics expected in the third year.

Outlook
AT&T reiterates all full-year 2025 financial guidance:
•Consolidated service revenue growth in the low-single-digit range.
◦Mobility service revenue growth of 3% or better.
◦Consumer fiber broadband revenue growth in the mid-to-high-teens.
•Adjusted EBITDA* growth of 3% or better.
◦Mobility EBITDA* growth of approximately 3%.
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

◦Business Wireline EBITDA* to decline in the low-double-digit range.
◦Consumer Wireline EBITDA* growth in the low-to-mid-teens range.
•Capital investment* in the $22 billion to $22.5 billion range.
•Free cash flow* in the low-to-mid $16 billion range.
•Adjusted EPS* in the higher end of the $1.97 to $2.07 range.
•Share repurchases of $4 billion under the 2024 authorization.

AT&T continues to operate the business to achieve the strategy outlined at its 2024 Analyst & Investor Day and updated with its second quarter 2025 earnings release, including $20 billion of capacity for share repurchases during 2025-2027. Accordingly, AT&T reiterates its 2026-2027 financial outlook:
•Consolidated service revenue growth in the low-single-digit range annually from 2026-2027.
•Adjusted EBITDA* growth of 3% or better annually from 2026-2027.
•Adjusted EPS* accelerating to double-digit percentage growth in 2027.
•Capital investment* in the $23 billion to $24 billion range annually from 2026-2027.
•Free cash flow* of $18 billion+ in 2026 and $19 billion+ in 2027.

The Company expects to maintain a consistent approach to capital returns during 2028-2029 while reducing its net debt-to-adjusted EBITDA ratio*, supported by improved long-term growth in service revenue, adjusted EBITDA* and strong free cash flow* from the Lumen and EchoStar transactions.

Note: AT&T’s third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, October 22, 2025. The webcast and related materials, including financial highlights, will be available at investors.att.com.

Consolidated Financial Results
•Revenues for the third quarter totaled $30.7 billion versus $30.2 billion in the year-ago quarter, up 1.6%. This was due to higher Mobility, Consumer Wireline and Mexico revenues, partially offset by a decline in Business Wireline.
•Operating expenses were $24.6 billion versus $28.1 billion in the year-ago quarter. Operating expenses decreased primarily due to a $4.4 billion non-cash goodwill impairment in the prior-year quarter, lower expenses due to continued transformation initiatives and lower content licensing fees. These decreases were partially offset by increased equipment costs associated with higher wireless equipment revenues, approximately $0.4 billion of apportioned legal settlements, and higher network-related costs. Additionally, depreciation expense increased from continued fiber investment and network upgrades, which were partially offset by lower impacts from the Company’s Open RAN network modernization efforts.
•Operating income was $6.1 billion versus $2.1 billion in the year-ago quarter. When adjusting for certain items, adjusted operating income* was $6.6 billion, versus $6.5 billion in the year-ago quarter.
•Equity in net income (loss) of affiliates declined $0.3 billion versus the year-ago quarter, reflecting the completed sale of the remaining 70% stake in DIRECTV on July 2.
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

•Net income was $9.7 billion, including a $5.5 billion gain on the sale of the DIRECTV investment, versus $0.1 billion in the year-ago quarter, which included a $4.4 billion non-cash goodwill impairment.
•Net income attributable to common stock was $9.3 billion versus $(0.2) billion in the year-ago quarter. Earnings per diluted common share was $1.29 versus $(0.03) in the year-ago quarter. Adjusting for $(0.75), which excludes a gain on the sale of the DIRECTV investment, legal settlement costs, and other items, adjusted earnings per diluted common share* was $0.54, consistent with the year-ago quarter.
•Adjusted EBITDA* was $11.9 billion versus $11.6 billion in the year-ago quarter.
•Cash from operating activities was $10.2 billion. This was consistent with the year-ago quarter, which included the payment of termination fees associated with network modernization programs. Operational growth and lower cash tax payments in the quarter were more than offset by a voluntary pension plan contribution and lower distributions from DIRECTV.
•Capital expenditures were $4.9 billion versus $5.3 billion in the year-ago quarter. Capital investment* totaled $5.3 billion versus $5.5 billion in the year-ago quarter. Cash payments for vendor financing totaled $0.4 billion versus $0.2 billion in the year-ago quarter.
•Free cash flow* was $4.9 billion versus $4.6 billion in the year-ago quarter.
•Total debt was $139.5 billion at the end of the third quarter, and net debt* was $118.8 billion.

Segment and Business Unit Results
Communications segment revenues were $29.5 billion, up 1.5% year over year, with operating income down 0.8% year over year.

Communications Segment
Dollars in millions	Third Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$29,516	$29,074	1.5%
Operating Income	7,096	7,156	(0.8)%
Operating Income Margin	24.0%	24.6%	(60)	BP
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Mobility service revenue grew 2.3% year over year driving operating income growth of 1.7% and EBITDA* growth of 2.2%. Postpaid phone net adds were 405,000.

Mobility
Dollars in millions; Subscribers in thousands	Third Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$21,713	$21,052	3.1%
Service	16,926	16,539	2.3%
Equipment	4,787	4,513	6.1%
Operating Expenses	14,588	14,049	3.8%
Operating Income	7,125	7,003	1.7%
Operating Income Margin	32.8%	33.3%	(50) BP
EBITDA*	$9,702	$9,493	2.2%
EBITDA Margin*	44.7%	45.1%	(40)	BP
EBITDA Service Margin*	57.3%	57.4%	(10)	BP
Total Wireless Net Adds[2]	748	617
Postpaid	328	429
Postpaid Phone	405	403
Postpaid Other	(77)	26
Prepaid Phone	(83)	(45)
Postpaid Churn	1.07%	0.93%	14	BP
Postpaid Phone-Only Churn	0.92%	0.78%	14	BP
Prepaid Churn	2.82%	2.73%	9	BP
Postpaid Phone ARPU	$56.64	$57.07	(0.8)%

Mobility revenues were up 3.1% year over year, with service revenue growth of 2.3% and equipment revenue growth of 6.1%, driven by higher wireless device sales volumes. Service revenue growth reflects subscriber gains partially offset by promotional activity and the impact of one-time revenues of $90 million related to administrative fees in the prior-year quarter. Operating expenses were up 3.8% year over year, reflecting increased equipment expense due to higher wireless sales volumes and the sale of higher-priced devices as well as increased advertising and promotional costs and depreciation expense. These increases were partially offset by lower expenses due to continued transformation initiatives and lower content licensing fees. Operating income was $7.1 billion, up 1.7% year over year. EBITDA* was $9.7 billion, up $0.2 billion year over year.
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Business Wireline revenues declined year over year driven by continued secular pressures on legacy and other transitional services, which were partially offset by growth in fiber and advanced connectivity services.

Business Wireline
Dollars in millions	Third Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$4,248	$4,606	(7.8)%
Operating Expenses	4,602	4,649	(1.0)%
Operating Income/(Loss)	(354)	(43)	—%
Operating Income Margin	(8.3)%	(0.9)%	(740)	BP
EBITDA*	$1,181	$1,356	(12.9)%
EBITDA Margin*	27.8%	29.4%	(160)	BP

Business Wireline revenues were down 7.8% year over year due to continued declines in legacy and other transitional services of 17.3%, partially offset by 6.0% growth in fiber and advanced connectivity services. Operating expenses were down 1.0% year over year due to lower personnel and customer support costs associated with ongoing transformation initiatives. These decreases were partially offset by favorable vendor settlements in the prior-year quarter and higher depreciation expense from ongoing strategic investment initiatives, such as fiber and AT&T Internet Air. Operating income was $(354) million versus $(43) million in the year-ago quarter. EBITDA* was $1.2 billion, down $0.2 billion year over year.

Consumer Wireline delivered strong broadband revenue growth driven by a 16.8% increase in fiber revenue. Consumer Wireline also delivered positive broadband net adds for the ninth consecutive quarter, driven by 288,000 AT&T Fiber net adds and 270,000 AT&T Internet Air net adds.

Consumer Wireline
Dollars in millions; Subscribers in thousands	Third Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$3,555	$3,416	4.1%
Operating Expenses	3,230	3,220	0.3%
Operating Income	325	196	65.8%
Operating Income Margin	9.1%	5.7%	340	BP
EBITDA*	$1,289	$1,120	15.1%
EBITDA Margin*	36.3%	32.8%	350	BP
Broadband Net Adds	232	28
Fiber	288	226
Non Fiber	(56)	(198)
AT&T Internet Air	270	135
Broadband ARPU	$71.23	$68.25	4.4%
Fiber ARPU	$73.48	$70.36	4.4%

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Consumer Wireline revenues were up 4.1% year over year driven by broadband revenue growth of 8.2% due to fiber revenue growth of 16.8%, partially offset by declines in legacy voice and data services and other services. Operating expenses were up 0.3% year over year due to higher depreciation expense driven by fiber investment and higher network-related costs. This was partially offset by lower content licensing fees and customer support costs. Operating income was $325 million versus $196 million in the year-ago quarter. EBITDA* was $1.3 billion, up $0.2 billion year over year.

Latin America Segment
Dollars in millions; Subscribers in thousands	Third Quarter		Percent
Unaudited	2025	2024	Change

Operating Revenues	$1,095	$1,022	7.1%
Service	696	645	7.9%
Equipment	399	377	5.8%
Operating Expenses	1,073	1,012	6.0%
Operating Income	22	10	—%
EBITDA*	$199	$168	18.5%
Total Wireless Net Adds	306	275
Postpaid	243	139
Prepaid	68	187
Reseller	(5)	(51)

Latin America segment revenues were up 7.1% year over year, driven by subscriber and ARPU growth and higher equipment sales as well as the favorable impacts of foreign exchange rates. Operating expenses were up 6.0% due to higher equipment costs, selling costs, and bad debt expense resulting from higher sales, higher depreciation expense, and the unfavorable impacts of foreign exchange rates. Operating income was $22 million compared to $10 million in the year-ago quarter. EBITDA* was $199 million compared to $168 million in the year-ago quarter.

1AT&T Fiber subscribers with AT&T Mobility is defined as AT&T Fiber subscribers that are also primarily Mobility account holders that subscribe to consumer postpaid phone service. AT&T refers to these customers as converged customers. 3Q25 convergence metrics are presented based on available information and are subject to revision. Convergence rate represents the ratio of converged customers to AT&T Fiber subscribers.

2Excludes migrations between wireless subscriber categories, including connected devices, and acquisition-related activity during the period.

About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 140+ years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.
Non-GAAP Measures and Reconciliations to GAAP Measures
Schedules and reconciliations of non-GAAP financial measures cited in this document to the most comparable financial measures under generally accepted accounting principles (GAAP) can be found at investors.att.com and in our Form 8-K dated October 22, 2025. Adjusted diluted EPS, adjusted operating income, EBITDA, adjusted EBITDA, free cash flow, and net debt are non-GAAP financial measures frequently used by investors and credit rating agencies. Prior periods for free cash flow and adjusted diluted EPS have been recast to conform to the current period presentation to remove cash flows and equity in net income from our investment in DIRECTV.

Adjusted diluted EPS is calculated by excluding from operating revenues, operating expenses, other income (expenses) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Non-operational items arising from asset acquisitions and dispositions include the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and those assets contribute to revenue generation. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income. The tax impact of adjusting items is calculated using the adjusted effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate; in these cases, we use the actual tax expense or combined marginal rate of approximately 25%.

For 3Q25, adjusted EPS of $0.54 is diluted EPS of $1.29 minus $0.79 gain on the sale of the DIRECTV investment plus $0.04 benefit-related, transaction, legal and other items. For 3Q24, adjusted EPS of $0.54 is diluted EPS of $(0.03) adjusted for $0.61 restructuring, minus $0.03 equity in net income of DIRECTV and $0.01 benefit-related, transaction, legal and other items. Transaction, legal and other costs include certain legal reserves and settlements that cover extended historical periods and/or are unpredictable in both magnitude and timing, and therefore are distinct and separate from normal, recurring legal matters. Such costs are presented net of expected insurance recoveries and are primarily associated with legacy legal matters and the expected resolution of certain litigation associated with cyberattacks disclosed in 2024. The third quarter of 2025 also includes approximately $440 million of apportioned property and casualty settlements. The Company expects additional adjustments to 2025 reported diluted EPS to include a non-cash mark-to-market benefit plan gain/loss and other items. The Company expects the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. AT&T’s projected adjusted EPS depends on future levels of revenues and expenses, most of which are not reasonably estimable at this time. Accordingly, the Company cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Adjusted operating income is operating income adjusted for revenues and costs the Company considers non-operational in nature, including items arising from asset acquisitions or dispositions. For 3Q25, adjusted operating income of $6.6 billion is calculated as operating income of $6.1 billion, plus $435 million of adjustments, which include the transaction, legal, and other operating costs discussed above under Adjusted diluted EPS. For 3Q24, adjusted operating income of $6.5 billion is calculated as operating income of $2.1 billion plus $4.4 billion of adjustments. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated October 22, 2025.

EBITDA is net income plus income tax, interest, and depreciation and amortization expenses minus equity in net income of affiliates and other income (expense) – net. Adjusted EBITDA is calculated by excluding from EBITDA certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, significant abandonments and impairments, benefit-related gains and losses, employee separation, and other material gains and losses.

For 3Q25, adjusted EBITDA of $11.9 billion is calculated as net income of $9.7 billion, plus income tax expense of $1.0 billion, plus interest expense of $1.7 billion, plus equity in net income (loss) of affiliates of $(20) million, minus other income (expense) – net of $6.3 billion, plus depreciation and amortization of $5.3 billion, plus $425 million of adjustments, which include the transaction, legal, and other operating costs discussed above under Adjusted diluted EPS. For 3Q24, adjusted EBITDA of $11.6 billion is calculated as net income of $0.1 billion, plus income tax expense of $1.3 billion, plus interest
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

expense of $1.7 billion, minus equity in net income of affiliates of $0.3 billion, minus other income (expense) – net of $0.7 billion, plus depreciation and amortization of $5.1 billion, plus adjustments of $4.4 billion. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated October 22, 2025.

At the segment or business unit level, EBITDA is operating income before depreciation and amortization. EBITDA margin is EBITDA divided by total revenues. EBITDA service margin is EBITDA divided by total service revenues.

Adjusted EBITDA, Mobility EBITDA, Business Wireline EBITDA, and Consumer Wireline EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Free cash flow for 3Q25 of $4.9 billion is cash from operating activities of $10.2 billion, minus capital expenditures of $4.9 billion and cash paid for vendor financing of $0.4 billion (there were no cash distributions from DIRECTV classified as operating activities and no cash taxes paid on DIRECTV in 3Q25). For 3Q24, free cash flow of $4.6 billion is cash from operating activities of $10.2 billion, less cash distributions from DIRECTV classified as operating activities of $0.3 billion, less cash taxes paid on DIRECTV of $0.1 billion, minus capital expenditures of $5.3 billion and cash paid for vendor financing of $0.2 billion. Due to high variability and difficulty in predicting items that impact cash from operating activities, capital expenditures, and vendor financing payments, the Company is not able to provide reconciliations between projected free cash flow and the most comparable GAAP metrics without unreasonable effort.

Capital investment provides a comprehensive view of cash used to invest in our networks, product developments, and support systems. In connection with capital improvements, we have favorable payment terms of 120 days or more with certain vendors, referred to as vendor financing, which are excluded from capital expenditures and reported as financing activities. Capital investment includes capital expenditures and cash paid for vendor financing ($0.4 billion in 3Q25, $0.2 billion in 3Q24). Due to high variability and difficulty in predicting items that impact capital expenditures and vendor financing payments, the Company is not able to provide reconciliations between projected capital investment for 2025-2027 and the most comparable GAAP metrics without unreasonable effort.

Net debt of $118.8 billion at September 30, 2025, is calculated as total debt of $139.5 billion less cash and cash equivalents of $20.3 billion and time deposits (i.e. deposits at financial institutions that are greater than 90 days) of $0.4 billion. Net debt estimates depend on future levels of revenues, expenses and other metrics which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected net debt-to-adjusted EBITDA and the most comparable GAAP metrics and related ratios without unreasonable effort.

For more information, contact:
Brittany Siwald
AT&T Inc.
Phone: (214) 202-6630
Email: brittany.a.siwald@att.com
* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2025 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.